Exhibit 99.1

DISH Network Places Offering of $ 2 Billion in Convertible Notes

ENGLEWOOD, Colo., December 17, 2020 /PRNewswire/ — DISH Network Corporation (“DISH Network”) (NASDAQ: DISH) today announced that on December 16, 2020, it priced an offering of $2 billion aggregate principal amount of 0% Convertible Notes due 2025 (the “Notes”). In connection with the offering, DISH Network also granted the initial purchaser a 30-day option to purchase up to an additional $300 million in aggregate principal amount of the Notes.

The Notes will mature on December 15, 2025. The Notes will not bear regular interest, and the principal amount of the Notes will not accrete. The Notes will be convertible under certain circumstances and during certain periods into DISH Network’s Class A Common Stock at an initial conversion rate of 24.4123 shares of DISH Network’s Class A Common Stock per $1,000 principal amount of Notes, equivalent to an initial conversion price of approximately $40.96 per share, which represents an approximately 30% conversion premium over the last reported sale price of $31.51 per share of DISH Network’s Class A Common Stock on The Nasdaq Global Select Market on December 16, 2020. Upon any conversion, DISH Network will settle its conversion obligation in cash, shares of its Class A Common Stock or a combination of cash and shares of its Class A Common Stock, at its election.

The net proceeds of the offering are intended to be used for general corporate purposes, including 5G network buildout costs.

The offering is expected to close on December 21, 2020 subject to customary conditions.

The Notes are only being offered and sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes being offered have not been registered under the Securities Act or the securities laws of any other jurisdiction. The Notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes; nor shall there be any sale of these Notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in DISH Network’s Disclosure Regarding Forward-Looking Statements included in its recent filings with the Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports on Form 10-Q. The forward-looking statements speak only as of the date made, and DISH Network expressly disclaims any obligation to update these forward-looking statements.